UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 3)


                                     Abaxis, Inc.
                                   (Name of Issuer)

                              Common Stock, no par value
                            (Title of Class of Securities)

                                     002567-10-5
                                    (CUSIP Number)


          Check the following box if a fee is being paid with this statement []. (A fee is not required only if the filing person:
          (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





          CUSIP No. 002567-10-5      SCHEDULE 13G              Page 2 of 22



       1   Name Of Reporting Person H&Q LIFE SCIENCE TECHNOLOGY FUND I

           IRS Identification No. Of Above Person                    94-3051434
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G              Page 3 of 22



       1   Name Of Reporting Person H&Q LIFE SCIENCE VENTURES

           IRS Identification No. Of Above Person                    94-2969639
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G              Page 4 of 22



       1   Name Of Reporting Person H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G              Page 5 of 22



       1   Name Of Reporting Person HAMCO CAPITAL CORPORATION

           IRS Identification No. Of Above Person                    94-2731560
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             CO

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G              Page 6 of 22



       1   Name Of Reporting Person H&Q LST MANAGERS I

           IRS Identification No. Of Above Person                    94-3051435
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G              Page 7 of 22



       1   Name Of Reporting Person H&Q LSV MANAGERS

           IRS Identification No. Of Above Person                    94-3069512
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G              Page 8 of 22



       1   Name Of Reporting Person ROBERT FEENEY

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             IN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G              Page 9 of 22



       1   Name Of Reporting Person THH/RJK

           IRS Identification No. Of Above Person                    94-3051436
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY


       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              572,936
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 10 of 22



       1   Name Of Reporting Person THEO HEINRICHS

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             IN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 11 of 22



       1   Name Of Reporting Person ROBERT KUNZE

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             IN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 12 of 22



       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURE PARTNERS

           IRS Identification No. Of Above Person                    94-2949080
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 13 of 22



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-2856927
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             CO

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 14 of 22



       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                               572,936
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                   572,936

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          572,936
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            5.8%

       12   Type Of Reporting Person *

                                             IN

     SEC 1745 (2/92)





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 15 of 22


          Item 1(a).     Name of Issuer.

                    Abaxis, Inc. (the "Issuer").

          Item 1(b).     Address of Issuer's Principal Executive Offices.

                    1320 Chesapeake Terrace, Sunnyvale, CA  94089.

          Item 2(a).     Names of Persons Filing.

                    Reference is made to Item 1 of each of the cover pages of this Amendment, which Items are incorporated by reference herein.

          Item 2(b).     Address of Principal Business Office or, if none,
                         Residence.

                    The address of each reporting person is One Bush Street, San Francisco, California 94104.

          Item 2(c).     Citizenship.

                    Reference is made to Item 4 of each of the cover pages of this Amendment, which Items are incorporated by reference herein.

          Item 2(d).     Title of Class of Securities.

                    Common Stock, no par value ("Common Stock").

          Item 2(e).     CUSIP Number.

                    002567-10-5

          Item 3.   Type of Reporting Person.

                    Not applicable.

          Item 4.   Ownership.

                    Reference is hereby made to Items 5-9 and 11 of each of the cover pages to this Amendment, which Items are incorporated by reference herein. According to the Issuer, 9,857,628 share of Common Stock were outstanding on March 31, 1996. On such date, the following shares of Common Stock were held directly by the following persons:





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 16 of 22


                                                    Common Stock
               Person                              Directly Owned

               H&Q Life Science Technology Fund I      193,205

               H&Q Life Science Ventures               171,241

               H&Q London Ventures                     186,529

               Hamco Capital Corporation                14,923

               Hambrecht & Quist Venture Partners        1,038
                                                       _______

                    TOTAL                              566,936
                                                       =======

                    In addition, H&Q Life Science Technology Fund I has an option to purchase 6,000 shares of Common Stock, which option is immediately exercisable.

                    Because voting and investment decisions concerning the above securities may be made by or in conjunction with H&Q LST Managers I, H&Q LSV Managers, Robert Feeney, THH/RJK, Theo Heinrichs, Robert Kunze, Hambrecht & Quist Venture Partners, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over 572,936 shares. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule 13G shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                    Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners of Hambrecht & Quist Venture Partners and/or the directors and executive officers of Hambrecht & Quist Group might be deemed the "beneficial owners" of some or all of the securities to which this Schedule 13G relates in that they might be deemed to share the power to direct the voting and disposition of such securities. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule 13G relates, and such beneficial ownership is expressly disclaimed.

          Item 5.   Ownership of Five Percent or Less of a Class.

                    Not applicable.





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 17 of 22


          Item 6.   Ownership of More Than Five Percent on Behalf of
                    Another Person.

                    Not applicable.

          Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    Not applicable.

          Item 8.   Identification and Classification of Members of the
                    Group.

                    Not applicable.

          Item 9.   Notice of Dissolution of Group.

                    Not applicable.

          Item 10.  Certification.

                    Not applicable.





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 18 of 22


                                      Signature

                    After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

          DATED:  May 9, 1996.


          H&Q LIFE SCIENCE                  H&Q LST MANAGERS I
          TECHNOLOGY FUND I


          By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
             ___________________________       ___________________________
              Jackie A. Berterretche            Jackie A. Berterretche
              Attorney-in-Fact*                 Attorney-in-Fact*


          H&Q LIFE SCIENCE VENTURES         H&Q LSV MANAGERS


          By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
             ___________________________       ___________________________
              Jackie A. Berterretche            Jackie A. Berterretche
              Attorney-in-Fact*                 Attorney-in-Fact*


          H&Q LONDON VENTURES               ROBERT FEENEY


          By: /s/ Jackie A. Berterretche    By: /s/ Robert Kunze
             ___________________________       ___________________________
              Jackie A. Berterretche            Robert Kunze
              Attorney-in-Fact*                 Attorney-in-Fact*


          HAMCO CAPITAL CORPORATION         THH/RJK


          By: /s/ Jackie A. Berterretche    By: /s/ Robert Kunze
             ___________________________       ___________________________
              Jackie A. Berterretche            Robert Kunze
              Attorney-in-Fact*                 Attorney-in-Fact*





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 19 of 22


          THEO HEINRICHS                    HAMBRECHT & QUIST GROUP


          By: /s/ Robert Kunze              By: /s/ Jackie A. Berterretche
             ___________________________       ___________________________
              Robert Kunze                      Jackie A. Berterretche
              Attorney-in-Fact*                 Attorney-in-Fact*


                                            WILLIAM R. HAMBRECHT
          /s/ Robert Kunze
          ______________________________
          ROBERT KUNZE                      By: /s/ Jackie A. Berterretche
                                               ___________________________
                                                Jackie A. Berterretche
                                                Attorney-in-Fact*


          HAMBRECHT & QUIST
          VENTURE PARTNERS


          By: /s/ Jackie A. Berterretche
             ___________________________
              Jackie A. Berterretche
              Attorney-in-Fact*



          * Powers of attorney were filed with the Commission in connection with the previous Schedule 13G filings and are hereby incorporated by reference.





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 20 of 22


                                    EXHIBIT INDEX



          Exhibit A           Joint Filing Undertaking           Page 21





          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 21 of 22


                               JOINT FILING UNDERTAKING

                    The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to the Amendment to
          Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment and any subsequent amendment jointly on behalf of each of such parties.

          DATED:  May 9, 1996.


          H&Q LIFE SCIENCE                  HAMCO CAPITAL CORPORATION
          TECHNOLOGY FUND I

                                            By: /s/ Jackie A. Berterretche
          By: /s/ Jackie A. Berterretche       ___________________________
             ___________________________        Jackie A. Berterretche
              Jackie A. Berterretche            Attorney-in-Fact*
              Attorney-in-Fact*

                                            H&Q LST MANAGERS I
          H&Q LIFE SCIENCE VENTURES

                                            By: /s/ Jackie A. Berterretche
          By: /s/ Jackie A. Berterretche       ___________________________
             ___________________________        Jackie A. Berterretche
              Jackie A. Berterretche            Attorney-in-Fact*
              Attorney-in-Fact*

                                            H&Q LSV MANAGERS
          H&Q LONDON VENTURES

                                            By: /s/ Jackie A. Berterretche
          By: /s/ Jackie A. Berterretche       ___________________________
             ___________________________        Jackie A. Berterretche
              Jackie A. Berterretche            Attorney-in-Fact*
              Attorney-in-Fact*

                                            ROBERT FEENEY


                                            By: /s/ Robert Kunze
                                               ___________________________
                                                Robert Kunze
                                                Attorney-in-Fact*

          CUSIP No. 002567-10-5      SCHEDULE 13G             Page 22 of 22


          THH/RJK                           HAMBRECHT & QUIST VENTURE
                                            PARTNERS

          By: /s/ Robert Kunze
             __________________________     By: /s/ Jackie A. Berterretche
              Robert Kunze                     ___________________________
              Attorney-in-Fact*                 Jackie A. Berterretche
                                                Attorney-in-Fact*

          THEO HEINRICHS
                                            HAMBRECHT & QUIST GROUP

          By: /s/ Robert Kunze
             ___________________________    By: /s/ Jackie A. Berterretche
              Robert Kunze                     ___________________________
              Attorney-in-Fact*                 Jackie A. Berterretche
                                                Attorney-in-Fact*


          /s/ Robert Kunze                  WILLIAM R. HAMBRECHT
          ______________________________
          ROBERT KUNZE
                                            By: /s/ Jackie A. Berterretche
                                               ___________________________
                                                Jackie A. Berterretche
                                                Attorney-in-Fact*


          * Powers of attorney were filed with the Commission in connection with the previous Schedule 13G filings and are hereby incorporated by reference.